EXHIBIT 10.6.2


                         AGREEMENT TO PROVIDE FINANCING

THIS AGREEMENT TO PROVIDE FINANCING (the "Agreement") is made and entered into as of the 19th day of January, 2001 by and between In Store Media Systems, Inc., a Nevada corporation ("Media") and In Store Capital LLC, a Wisconsin limited liability company ("Capital").

RECITALS:

WHEREAS, Media is in the business of collecting, handling and obtaining data from manufacturer's cents-off coupons used by customers for the purchase of various consumer goods ("Coupons"); and

WHEREAS, in conducting the business described above, Media acquires certain items of equipment used in the process of collecting, handling and obtaining data from Coupons (the "Equipment"), and places Equipment in retail stores which accept and/or issue Coupons and with which Media has an agreement relating to Media's business and the conduct thereof in such store (each such store is hereinafter referred to as a "Store"); and

WHEREAS, Media is currently in the process of conducting in-store tests of the business program described above (the "In-Store Program"), in approximately four to six retail grocery stores in major metropolitan areas (the "Test"); and

WHEREAS, in order to facilitate and finance the In-Store Program, Media and Capital desire to enter into this Agreement, in order to establish the basic terms and parameters by which Capital will provide financing to or for the benefit of Media in connection with the Coupons and the Equipment.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Coupons. Media hereby grants Capital the exclusive right to purchase from all Stores (or, in the alternative, from Media) the Coupons accepted by such Stores from customers for redemption in accordance with the rules and regulations established from time to time by the issuers of such Coupons (the "Exclusive Purchase Right"). So long as the Exclusive Purchase Right is in effect hereunder, Media shall not permit any third party to purchase Coupons from Stores involved in the In-Store Program, or from Media, except as otherwise expressly provided herein. Upon satisfaction of the conditions set forth below, Capital shall advance to Media (or to a Store designated by Media in writing) an amount equal to ninety percent (90%) of the face amount of each "Eligible Coupon" (as defined in Section 3 below) purchased by Capital, plus the applicable handling fee (each such advance is referred to herein as an "Initial Advance"). Upon Capital's receipt of the full redemption amount of each such Eligible Coupon, and satisfaction or payment to the issuer of any applicable setoffs and/or adjustments to such redemption amount, Capital shall pay to Media (or its designee Store), the balance of ten percent (10%) of the face amount of such Eligible Coupon, plus the applicable handling fee, less any clearing agent's fees or charges and a finance charge ("Finance Charge") to be retained by Capital in an amount equal to eighteen percent (18%) per annum (or 1 1/2 % for the first 30-day period, or fractional portion thereof, that any amount paid

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by Capital under this Section 1 remains outstanding and, thereafter, 3/8% for each week, or fractional portion thereof, that any amount paid by Capital under this Section 1 remains outstanding). Capital shall have no obligation to make any Initial Advance until such time as each of the following conditions is satisfied: (i) Capital shall have received an electronic pool run of each batch of Coupons to be purchased with the proceeds of the applicable Initial Advance;
(ii) Capital shall have received a copy of the executed bill(s) of sale relating to such Coupons: (iii) Capital shall have received confirmation, by shipping invoice or a copy thereof, that the Coupons have been delivered into the custody of Capital or a clearing agent acceptable to Capital; and (iv) any and ail requirements to funding established by Capital's lender(s) shall have been satisfied.

2. Equipment. Media hereby grants Capital the exclusive right to fund advances that Media may require from time to time for the purchase of all Equipment (the "Exclusive Loan Right"). So long as the Exclusive Loan Right is in effect hereunder, Media shall not acquire Equipment without financing or obtain Equipment financing from any other source, except as otherwise expressly provided herein. All loan advances made by Capital hereunder in connection with the Exclusive Loan Right ("Loan Advances") shall bear interest at a fixed rate equal to 18% per annum from the date of each such Loan Advance, until the same is paid in full, and shall be secured by a first priority, perfected security interest in and to all Equipment and proceeds thereof. Prior to the funding of any Loan Advance, Media shall have executed such loan agreements, promissory notes, security agreements, financing statements, lien waivers and acknowledgements, and other documents, instruments and agreements, containing such terms, conditions and requirements, as Capital and/or its lenders may from time to time reasonably require, in accordance with then-current industry standards for loans of this type (collectively, "Loan Documents").

3. Exclusive Rights: Term. Except as otherwise expressly provided herein, the Exclusive Purchase Right and the Exclusive Loan Right shall be in effect for an initial term of three (3) years, commencing on the date hereof, which term shall be renewable thereafter in the sole and absolute discretion of Capital for two
(2) additional three-year terms and one (1) additional one-year term. Any renewals of the term hereof shall be automatically effective, unless Capital provides Media written notice that it will not renew such term, not less than sixty (60) days prior to the expiration of the then-current initial or renewal term, as the case may be. In the event that Capital fails to purchase "Eligible Coupons" (as defined herein) from Stores involved in the In-Store Program, or to fund any requested Loan Advance, at any time that Media is in material compliance with all terms, conditions and requirements set forth in this Agreement and all Loan Documents, then Media shall have, as its sole and exclusive remedy for such failure, the right and option, by written notice to Capital within 7 days following Capital's failure to purchase such Eligible Coupons or to fund such requested Loan Advance, to terminate the Exclusive Purchase Right (in the case of a failure to purchase Eligible Coupons) or the Exclusive Loan Right (in the case of a failure to fund a requested Loan Advance). Notwithstanding the foregoing, Media shall have no such termination right if Media is in any material respect not in compliance with this Agreement and all Loan Documents. Any termination by Media under this Section 3 shall not constitute a termination of this Agreement or of any then-existing Loan Documents. Following any proper termination by Media pursuant to this Section 3, Media shall have the right to seek Coupon purchase financing and/or Equipment financing, as the case may be, from sources other than Capital; provided, however, that any Coupon purchase or Equipment financing made by Capital

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subsequent to any such termination shall be upon all other terms and conditions contained herein and in any applicable Loan Documents. For purposes of the Agreement, "Eligible Coupons" shall mean Coupons which are determined by Capital, in good faith, (i) to have been issued by the applicable issuer and accepted by the related Store for redemption in full compliance with all applicable standards and procedures pertaining to such issuance and redemption, and (ii) to be in form and substance acceptable for redemption by Capital's clearing house and the relevant issuer(s) of such Coupons, based on then-current standards and procedures adopted, applied or utilized by such clearing house.

Notwithstanding anything to the contrary in this Agreement, Media shall have the right to modify certain terms of the Exclusive Purchase Right and the Exclusive Loan Right, in each case as specifically provided herein, to the extent of any accumulated excess cash earned and held by Media during the term of this Agreement ("Excess Cash"). Specifically, from the date of this Agreement through the third anniversary of such date, Media shall have the right to use any Excess Cash as follows: first, to fund up to twenty percent (20%) of the turn-key cost of Equipment (thereby reducing the amount of each Loan Advance made under Section 2 hereof); and, second, to fund, at the time of each Initial Advance under Section l hereof, all or a portion of the ten percent (10%) "holdback" amount not then paid by Capital. The balance of any such Excess Cash shall be held by Media as retained earnings during such three-year period. From and after the third anniversary of the date of this Agreement, Media shall have the right to use any Excess Cash as follows: first, to fund up to 50% of the turn-key cost of Equipment; second, to fund, at the time of each Initial Advance under Section 1 hereof, all or a portion of the ten percent (10%) "holdback" amount not then paid by Capital; and, third, to reduce the advance rate on Initial Advances under Section 1 hereof from ninety percent (90%) to as low as (but not lower than) sixty-seven and one-half percent (67.5%), by paying the difference to the applicable Store. Media shall provide written notice to Capital of any election by Media to apply Excess Cash in accordance with this Section 3 not less than sixty (60) days prior to the effective date of such election, specifying the amount of Excess Cash Media intends to apply hereunder and the manner in which such Excess Cash shall be applied.

In addition to the foregoing, in the event that (i) the conditions to release of escrow fund as set forth in Schedule C of that certain Escrow Agreement dated effective as of January 19, 2001 by and among Media, each of the "Purchasers" party to that certain Common Stock Purchase Agreement dated as of January 19, 2001, Derrick Bushman, as the Purchaser representative and City National Bank (the "Escrow Agreement") are not timely satisfied, resulting in termination of the Escrow Agreement, and (ii) Media exercises its right to rescind the stock purchase transaction described in the "Common Stock Purchase Agreement" (as defined in the Escrow Agreement) within ninety (90) days of, and as a result of, the termination of the Escrow Agreement, then Media shall also have the right to terminate this Agreement. Any termination of this Agreement pursuant to this paragraph shall be effective only if such termination is made by written notice to Capital within ninety (90) days of the termination of the Escrow Agreement as described herein.

4. Information and Reports. During the term of this Agreement, which shall commence as of the date hereof, and continuing throughout any period that any advances made by Capital hereunder remain outstanding, Media shall provide to Capital, (a) as soon as practicable following a written request therefore by Capital, any and all information, reports and documents relating to Media and

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the conduct of its business that may be reasonably required by Capital's lender(s), and (b) such monthly reports and internally prepared financial statements as Capital may reasonably require in order to properly administer and monitor its advances to Media hereunder and under the Loan Documents, including without limitation such statements, reports and related information as Capital may request relating to any Excess Cash calculation and/or application under
Section 3 hereof. In addition, Capital, as well as its independent accountants, auditor's and/or attorneys, may review from time to time any and all internal business records of Media, upon not less than five (5) business days' notice to Media.



5. Covenants. Media hereby covenants and agrees that, during the term of this Agreement, and continuing throughout any period that any advances made by Capital hereunder remain outstanding:

     A) Upon request by Capital, Media shall cause Capital's designee to be nominated for election to the Board of Directors of Media, and shall present and support the election of such nominee at the next regular or special meeting of the shareholders of Media. Capital's right to designate a nominee hereunder shall be in addition to the composition of the Board of Directors of Media on the date hereof.

     B) From and after the date of this Agreement, and in addition to any Board members described in subparagraph A) above, Capital shall have the right to designate a person to attend Media's Board of Directors meetings as an observer, and Media shall permit such designee to attend such meetings in such capacity.

     C) In the event of the resignation, termination or removal of Don Uhl as the president/chief executive officer of Media, Capital will have the right to review any potential candidate for such position.

     D) Media hereby grants to Capital the right of first refusal to acquire all additional shares of stock or other securities of Media offered by Media, on the same terms as those contained in the offering, and agrees to provide Capital written notice of any such offering, and the terms thereof, prior to the date of such offering; provided, however, that the right of first refusal described herein shall not apply to any bona fide "firm commitment" public offering of the securities of Media. Capital must exercise such option, if at all, within 30 days of the date of receipt of written notice from Media of such prospective offering, together with all information and documentation reasonably necessary for Capital to determine whether or not to exercise such right of first refusal. The right of first refusal described in this subparagraph D shall be assignable by Capital to one or more of its members.

6. Miscellaneous. This Agreement expresses the whole agreement between the parties with respect to the financing arrangement herein described, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as otherwise provided in this Agreement, neither party shall have the right to assign its

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rights, duties or obligations hereunder without the prior written consent of the other party; provided, that such consent shall not be unreasonably withheld in the event of an assignment to a third party which purchases or acquires all or substantially all of the assets of the proposed assignor. This Agreement shall inure to the benefit of and bind each of the parties hereto, and their respective heirs, representatives, successors and permitted assigns. Any and all future agreements by the parties hereto to amend, change, extend, revise or discharge this Agreement, in whole or in part, shall be binding upon the parties to such agreement, even though such agreements may lack legal consideration, provided, such agreements are in writing and executed by the party against whom enforcement is sought. This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such state. Any notices required or permitted to be given hereunder shall be deemed given three (3) business days after placing the same in the U.S. Mail, postage paid, to the following address:

     If to Capital:                                 If to Media:

     I.S. Capital LLC                               In Store Media Systems, Inc.
     P.O. Box 67                                    15423 Bativia Drive
     Rosholt, WI  54473                             Aurora, CO  80011
     Attn: Derrick Bushman, President               Attn: President

Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents. No failure on the part of either party to exercise, and no delay in exercising any remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any remedy hereunder preclude any other or further exercise thereof or the exercise of any other remedy granted hereby or by any related document or by law. In the event any part of this Agreement is found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted. The titles of the paragraphs and subparagraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the expressed terms and provisions of this Agreement. In the event of any action by Buyer or Seller to enforce any provision of this Agreement, the prevailing party in any such action shall be entitled to recover from the other party its costs (including reasonable attorneys' fees) incurred in connection therewith.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date and year first above written.

In Store Capital LLC                           In Store Media Systems, Inc.


By:                                            By:
    -----------------------------------            -----------------------------
   Its:                                            Its:
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